September 30, 2014

J. Peter Bardwick
88 Red Hill Circle
Tiburon, CA 94920

Dear Peter:

As discussed, your employment at Rocket Fuel Inc. ("Company") will be coming to an end. Although the Company has no pre-existing obligation to you, it is prepared to assist you with your transition to new employment. This letter sets forth the terms of the Separation Agreement ("Agreement") that the Company is offering to you to aid in your employment transition.

1.    Separation. Your last day of work as Chief Financial Officer of the Company, and your employment termination date, will be September 30, 2014 ("Separation Date"). If you resign prior to the Separation Date, this Agreement will be null and void.

2.    Accrued Salary, PTO, Bonus Payment, and ESPP. On September 30, 2014, the Company will pay you all accrued salary through September 30, 2014 (“Salary”), and all accrued and unused PTO earned through the Separation Date (“PTO”). In addition, you will remain eligible to receive any variable compensation owed to you based on the Company’s performance in (1) the Second Quarter of 2014 (“Q2 Bonus”) and (2) the Third Quarter of 2014 (“Q3 Bonus”) (collectively, the “Bonuses”). Your Bonuses will be calculated pursuant to the 2014 Executive Bonus Plan. Your Q2 Bonus will be paid on the Separation Date and your Q3 Bonus will be paid after the Separation Date in accordance with the Company’s regular bonus payment schedule. Your Salary, PTO and Bonus are subject to all required payroll deductions and withholdings. If you participate in the Company’s Employee Stock Purchase Plan (“ESPP”), all payroll deductions made during the current offering period will be withdrawn and paid to you, without interest, on the Separation Date. You will no longer be eligible to participate in the current or any future ESPP offerings. You are entitled to all of the payments discussed in this section regardless of whether or not you sign this Agreement.

3.    Health Insurance. Your group health insurance will cease on the last day of the month in which your employment ends. At that time, you will be eligible to continue your group health insurance benefits, subject to the terms and conditions of the benefit plan, the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. You will be required to sign up for the COBRA insurance in order to receive this benefit.

4.    Consideration For Release of Claims. If you sign this Agreement, return it by the deadline specified below, and it becomes effective, as described below, and you comply fully with your obligations under this Agreement:

(a) (i) the first sentence of the final section (“Termination Period”) of Section I (Notice of Stock Option Grant) of your stock option agreement related to the stock option granted to you on September 19, 2011, attached hereto as Exhibit A (such agreement, the “2011 Stock Option Agreement” and the option, the “2011 Option”), and (ii) the first sentence of the section “Termination Period” under the “Notice of Stock Option Grant” of your stock option agreement related to the stock option granted to you on February 6, 2014, attached hereto as

Exhibit B (such agreement, the “2014 Stock Option Agreement” and, together with the 2011 Stock Option Agreement, the “Stock Option Agreements”, and such option, the “2014 Option” and, together with the 2011 Option, your “Options”), each are deleted and replaced in full with the following sentence:

“This Option shall be exercisable for six (6) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for twelve (12) months after Participant ceases to be a Service Provider.”

As provided in each of the Option Agreements, notwithstanding the foregoing in no event may the 2011 Option or 2014 Option be exercised after the “Term/Expiration Date” as provided in the applicable Option Agreement, and further, each of the Options may be subject to earlier termination as provided in the equity plan under which it was granted;

and

(b) the Company shall pay you the amount of $8,660.79 less applicable taxes and withholdings (“Severance Payment”) in a lump sum. The Severance Payment will be due and payable within three (3) business days following the Effective Date of this Agreement.

5.    Other Compensation or Benefits. You acknowledge that concurrently with this Agreement, you are being provided a Consulting Agreement which is intended to be entered simultaneously with this Agreement, pursuant to which you will provide consulting services to Company for a period of three months after the Separation Date (“Consulting Agreement”). Except as expressly provided in this Agreement, or the Consulting Agreement, or as required by law, you will not receive any additional compensation, benefits or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, or the Consulting Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

6.    Equity. Notwithstanding anything to the contrary in your Stock Option Agreements, or the equity award agreement related to the restricted stock unit award granted to you on February 6, 2014 (your “RSUs” and the agreement, attached hereto as Exhibit C, the “RSU Agreement”) or any other agreements between you and the Company related to your Options or RSUs, your Options will continue to vest while you remain a Service Provider pursuant to the Consulting Agreement at a rate that is one-half the rate at which, prior to this modification, the Options were scheduled to vest on any scheduled vesting date (for example, if 6,250 shares subject to your 2011 Option would have been scheduled to vest on a scheduled vesting date, then instead 3,125 shares subject to the 2011 Option instead will vest on such vesting date, assuming you remain a Service Provider pursuant to the Consulting Agreement on such date). Your 2014 Option and your RSUs are not scheduled to vest prior to the end of your consulting services under the Consulting Agreement, and therefore, is not expected to be impacted by this paragraph and each will remain fully unvested at the scheduled end of your consulting term. This paragraph, along with paragraph 4(a), acts as an amendment to your Stock Option Agreements.

7.    Tax Matters. The Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. Other than the Company's obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

8.    Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred during your employment with the Company through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.    Return of Company Property. Except as necessary to provide consulting services to Company under the Consulting Agreement, by the Separation Date, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10.    Post-Employment Restrictions. You acknowledge your continuing obligations under your “At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement” ("Confidentiality Agreement") which prohibits disclosure of any confidential or proprietary information of the Company and solicitation of Company employees. A copy of your Agreement is attached hereto as Exhibit D.

11.    Confidentiality. The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement in confidence: (a) to your immediate family; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) provided such disclosure may be necessary to enforce its terms or as otherwise required by law. For clarification, nothing in this Agreement is intended to prevent or prohibit you from making truthful statements in any legal proceeding or government investigation, or from exercising your non-waivable rights under the National Labor Relations Act.

12.    Mutual Non-disparagement. You agree not to disparage the Company, and its officers, directors, employees or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Likewise, the Company’s executive officers and directors agree not to disparage you, and the Company’s executive officers agree to use reasonable best efforts to prohibit other Company employees or agents from disparaging you, in any manner likely to be harmful to you or your business, business reputation or personal reputation or which would be likely to negatively impact your ability to obtain future employment equivalent to your employment with Rocket Fuel; provided, however, that statements which are made truthfully in response to any question, inquiry or request for information required by legal process shall not violate this paragraph or this Agreement. The obligations of the Company’s executive officers and directors pursuant to the foregoing sentence extend only for so long as each individual is an officer or director of the Company.

13.    Cooperation. The parties acknowledge that as of the Separation Date, the Company is involved in litigation related to certain matters in which you were involved during your employment at the Company (“Litigation”). You agree to cooperate with the Company and participate to the extent reasonably requested by the Company in connection with its investigation and response to the Litigation.

14.    Release of All Claims. Except as otherwise set forth in this Agreement and as provided in the Company’s by-laws and the indemnification agreement between you and the Company attached hereto as Exhibit E, each party does hereby release, acquit and forever discharge each other, and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns and affiliates ("Released Party" or "Released Parties"), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date this Agreement is signed. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA''); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the California Fair Employment and Housing as amended; the California Family Rights Act, as amended; California Spousal Military Leave Law, as amended; the California WARN Act, as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an employment agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction. Notwithstanding the release set forth herein, the Indemnification Agreement (attached hereto as Exhibit E) remains in full force and effect.

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit you from filing a charge with the National Labor Relations Board (“NLRB”) or Equal Employment Opportunity Commission (the "EEOC") or equivalent state agency in your state or participating in an NLRB, EEOC or state agency investigation. You do agree to waive your right to monetary relief, reinstatement or other recovery should any claim be pursued with the NLRB, EEOC, state agency, or any other federal state or local administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company.

15.    ADEA Waiver You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date"); and (f) this Agreement does not affect your ability to challenge the knowing and voluntary nature of the release of claims under the ADEA in this Agreement. You and the Company agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21 day period for execution of this Agreement.

16.    No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court up to the date of execution of this Agreement pertaining to the claims released in this Agreement, and that, except as allowed by this Agreement, you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf pertaining to the claims released in this Agreement, except as allowed by this Agreement, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

17.    Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

18.    Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan. If the representation in the foregoing sentence is not accurate, you should speak with the Company’s Legal Department before signing this Agreement.

19.    Section 409A. This Agreement and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. In all cases, any Severance Payment, Q2 Bonus and Q3 Bonus payable to you under this Agreement will be paid within the “short-term deferral” period under Section 409A. Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the severance payments or benefits payable under this Agreement and any other separation-related deferred compensation (within the meaning of Section 409A) will be delayed until the date that is 6 months and 1 day following your separation from service (within the meaning of Section 409A). You and the Company agree to work together to consider amendments to this Agreement and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of the Section 409A-related regulations.

20.    Miscellaneous. Except as amended by this Agreement, your Option Agreements and RSU Agreement remain in full force and effect and subject to the terms and conditions of the equity plan and equity award agreements under which they were granted (together, the “Equity Agreements”). This Agreement, including Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court or arbitrator so as to be rendered enforceable. If the provision in question cannot be so modified, then it will be deemed deleted. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

If this Agreement is acceptable to you, please sign below no sooner than the Separation Date and no later than October 22, 2014, and return the original to me.

Sincerely,

Rocket Fuel Inc.

By:     /s/ GEORGE JOHN
George John
CEO

Agreed:

/s/ J. PETER BARDWICK
J. Peter Bardwick

Exhibit A: 2011 Stock Option Agreement

Exhibit B: 2014 Stock Option Agreement

Exhibit C: 2014 RSU Agreement

Exhibit D: At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

Exhibit E: Indemnification Agreement